DISTRIBUTION AGREEMENT

This Agreement (this “Agreement’) is made as of this 2nd day of August 2016, by and between NuShares ETF Trust (the “Trust”), a Massachusetts business trust, on behalf of its series listed on Schedule A hereto, as it may be amended from time to time (each a “Fund” and collectively, the “Funds”), and Nuveen Securities, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the Trust is registered as an open-end management series investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Trust intends to create and redeem Shares of each Fund on a continuous basis at their net asset value only in aggregations constituting Creation Units (as defined in each Fund’s currently effective registration statement filed with the SEC under the 1933 Act and the 1940 Act (the “Registration Statement”));

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”); and

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, to market the Funds and the Shares on an ongoing basis, to enter into agreements with certain financial institutions to authorize them to purchase and redeem Creation Units (such institutions referred to herein as “Authorized Participants”), to receive and process orders from Authorized Participants for Creation Units, and to enter into arrangements with broker-dealers and other financial intermediaries who may solicit purchases of Creation Units, each as set forth in each Fund’s prospectus and/or statement of additional information constituting parts of the Registration Statement, as amended and filed with the Commission (a “Prospectus”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. APPOINTMENT

The Trust hereby appoints the Distributor to serve as the exclusive distributor of Creation Units of each Fund and to provide the services set forth herein, and the Distributor accepts such appointment and agrees to furnish such services.

SECTION 2. SOLICITATION OF SALES AND OTHER SERVICES

2.01 Solicitation of Sales. The Trust grants to Distributor the right to sell its Creation Units authorized for issue at a price based on the applicable net asset value, in accordance with the Prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). The Distributor agrees to use its best efforts to perform the services contemplated in this Agreement on a continuous basis.

2.02 Other Services. Without limiting the foregoing, the Distributor will perform the additional services set forth herein, including those set forth in Schedule B, attached hereto.

2.03. Delegation of Certain Services. The Trust expressly acknowledges and agrees that the Distributor may utilize Brown Brothers Harriman & Co. (“BBH”), the Trust’s transfer agent, as a designee to receive and process orders for Creation Units, which designee is to be considered each Fund’s agent pursuant to the terms of this Agreement. The Distributor shall take commercially reasonable steps to ensure that BBH complies with all of the duties and responsibilities imposed on the Distributor in this Agreement, to the extent such duties and responsibilities are delegated to BBH. Notwithstanding the foregoing, the Distributor shall be fully and wholly liable and responsible to the Trust for all actions or omissions on the part of BBH.

SECTION 3 .. REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01 Representations, Warranties and Covenants of the Trust. The Trust represents, warrants and covenants that:

(a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) this Agreement has been duly authorized by the board of trustees of the Trust, including by the affirmative vote of a majority of the trustees of the Trust who are not “interested persons” (as defined under the 1940 Act) of the Trust, and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law);

(c) it shall perform all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Distributor with all due diligence and marketing materials reasonably requested by the Distributor in good faith and within a timely manner;

(d) it is not a party to any, and there are no, pending or, to the Trust’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries of any nature against it or its properties or assets which would reasonably be expected to, individually or in the aggregate, have a material adverse effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets that would prohibit its ability to perform its obligations hereunder;

(e) it is registered with the SEC as an open-end investment company under the 1940 Act, and each Fund is a separate series of the Trust and has obtained all registrations required under applicable law to make a public offering of its Shares;

(f) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism and other criminal activities, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (collectively, the “USA PATRIOT Act”) and the applicable rules and regulations adopted by the, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC;

(g) it has an anti-money laundering program (“AML Program”) compliant in all material respects with the USA PATRIOT Act that at minimum includes (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities, (iv) procedures to comply with know your customer requirements and to verify the identity of all customers, and (v) appropriate record keeping procedures;

(h) the Registration Statement, including each Prospectus, has been prepared in material compliance with all applicable laws and regulations and, at the time it became effective, did not include an untrue statement of a material fact or omit to state a material fact that is necessary to be stated therein so as to make the statements contained therein not misleading;

(i) it will notify the Distributor as soon as reasonably practical of any matter affecting the Trust or the Funds which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to a Prospectus;

(j) it will provide the Distributor with a copy of each Prospectus reasonably in advance of filing the same with an applicable regulatory body;

(k) it shall make reasonable efforts to cooperate with requests from the Distributor for information relating to customers and/or transactions involving Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

(l) in the event it determines that it is in the interest of the Trust to suspend or terminate the sale of Creation Units of any Fund, the Trust shall promptly notify the Distributor of such fact prior to the date on which the Trust desires to cease offering such Creation Units.

3.02 Representations, Warranties and Covenants of Distributor. Distributor hereby represents, warrants and covenants as follows:

(a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law);

(c) it is not a party to any, and there are no, pending or, to the Distributor’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries of any nature against it or its properties or assets which would reasonably be expected to, individually or in the aggregate, have a material adverse effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets that would prohibit its ability to perform its obligations hereunder;

(d) it is registered as a broker-dealer with the SEC under the 1934 Act;

(e) it is and will remain in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all applicable provisions of the 1940 Act, the 1934 Act, the rules and regulations thereunder and the rules and regulations of any securities association registered under the 1934 Act, including without limitation any net capital requirements;

(f) it is a member in good standing of FINRA and will act in material compliance with all applicable FINRA or NASD Conduct Rules as they relate to the services of the Distributor performed pursuant to this Agreement;

(g) it shall not give any information or make any representations relating to the Trust other than those contained in the Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use;

(h) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism and other criminal activities, including without limitation the USA PATRIOT Act and the applicable rules and regulations adopted by the, U.S. Treasury Department, including OFAC, FinCEN and the SEC;

(i) it has an AML Program compliant in all material respects with the USA PATRIOT Act, as applicable to its business as a registered broker-dealer, that at minimum includes (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities, (iv) procedures to comply with know your customer requirements and to verify the identity of all customers, and (v) appropriate record keeping procedures;

(j) it will maintain compliance policies and procedures (a “Compliance Program”) reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-

1 of the 1940 Act) and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s chief compliance officer or board of trustees with respect to the Distributor’s services to the Trust under this Agreement.

SECTION 4. REGISTRATION OF SHARES

The Trust agrees that it will take all action necessary to register Shares under the federal securities laws and, if required by applicable law, state securities laws so that there will be available for sale the number of Shares necessary in connection with the number of Creation Units the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Trust will make the Prospectus available to the Distributor in electronic form.

SECTION 5 . EXPENSES

5.01 Trust Expenses. The Trust will pay all fees and expenses incurred in connection with (i) registering Shares of each Fund with the SEC and qualifying such Shares for sale in such states that the officers of the Trust determine advisable; (ii) preparing, setting in type, printing and mailing any Prospectus, report or other communication to shareholders or Authorized Participants of the Trust in their capacity as such; and (iii) responding to inquiries from regulatory bodies having jurisdiction over the Distributor or the Trust to the extent such inquiries relate to the Trust. The Trust’s investment adviser or its affiliates may pay or reimburse the Trust’s fees and expenses described in this Agreement pursuant to a separate agreement or undertaking.

5.02 Distributor Expenses. Distributor will pay all of its costs and expenses (other than expenses and costs deemed payable by the Trust or the Funds and other than expenses which one or more Authorized Participants may bear pursuant to any agreement with Distributor) incurred by it in connection with the performance of its duties hereunder.

SECTION 6 . COMPENSATION

As compensation for providing the services under this Agreement, the Distributor will accept such fees payable to the Distributor, if any, as may be provided for in any plan of distribution adopted by the Trust with respect to a Fund pursuant to Rule 12b-1 under the 1940 Act.

SECTION 7 . INDEMNIFICATION

7.01 Indemnification of Distributor. The Trust agrees to indemnify, defend and hold harmless, the Distributor, each of its directors, officers, principals, representatives, employees and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnified Parties”) on an as-incurred basis from and against any and all losses, claims, damages or liabilities whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, “Losses”) to which the Distributor Indemnified Parties become subject, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any breach of any representation, warranty or covenant made by the Trust in this Agreement; provided, however, that the Trust shall not be liable in any such case to the extent that any Loss arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus about the Distributor in reliance upon and in conformity with written information furnished to the Trust by the Distributor expressly for use therein; (B) the Distributor’s own willful misfeasance, willful misconduct or gross negligence or the Distributor’s reckless disregard of its obligations under this Agreement or arising out of the failure of the Distributor to deliver a current Prospectus to Authorized Participants; or (C) the Distributor’s material breach of this Agreement.

7.02 Indemnification of the Trust. Distributor will indemnify and hold harmless the Trust, each of its trustees, officers, employees and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Trust Indemnified Parties”) on an as-incurred basis from and against any and all Losses to which the Trust Indemnified Parties become subject, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, in reliance upon and in conformity with written information furnished to the Trust by the Distributor about the Distributor expressly for use therein; (ii) any breach of any representation, warranty or covenant made by the Distributor in this Agreement; and (iii) the actions or omissions of any person acting under the supervision of the Distributor in providing services under this Agreement; provided, however, that the Distributor shall not be liable in any such case to the extent that any Loss arises out of or is based upon (A) the Trust’s own willful misfeasance, willful misconduct or gross negligence or the Trust’s reckless disregard of its obligations under this Agreement or (B) the Trust’s material breach of this Agreement.

7.03 Indemnification Procedures.

(a) If any action or claim shall be brought against any Distributor Indemnified Party or Trust Indemnified Party (any such party, an “Indemnified Party” and collectively, the “Indemnified Parties”), in respect of which indemnity may be sought against the other party hereto, such Indemnified Party shall promptly notify the indemnifying party in writing. If the indemnifying party has also been named in such action, the indemnifying party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. If the indemnifying party has not also been named in such action, the Indemnified Party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. In either circumstance, the parties shall keep each other reasonably informed of the progress of such action or claim, including any settlement discussions regarding the same. Notwithstanding the foregoing, the omission to notify the indemnifying party shall not relieve it from any liability which it may have to any Indemnified Party except to the extent such indemnifying party has been materially prejudiced by such failure.

(b) Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the indemnifying party has agreed in writing to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense and employ counsel, or (iii) the named parties to any such action (including any impleaded party) included such Indemnified Party and the indemnifying party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or which may also result in a conflict of interest (in which case if such Indemnified Party notifies the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such Indemnified Parties.

(c) No indemnifying party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d) The indemnifying party shall not be liable for any settlement of any such action effected without its written consent, but if such action is settled with the written consent of the indemnifying party, or if there shall be a final judgment for the plaintiff in any such action and the time for filing all appeals has expired, the indemnifying party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(e) Neither the Distributor nor the Trust on behalf of each Fund shall indemnify any person pursuant to this Section 7 unless the court or other body before which the proceeding was brought has rendered a final decision on the merits that such person was not liable by reason of his or her willful misfeasance, bad faith or gross negligence in the performance of his or her duties, or his or her reckless disregard of any obligations and duties, under this Agreement (“disabling conduct”) or, in the absence of such a decision, a reasonable determination (based upon a review of the facts) that such person was not liable by reason of disabling conduct has been made, in respect of the Trust, by the vote of a majority of a quorum of the trustees of the Trust who are neither “interested parties” (as defined in the 1940 Act) nor parties to the proceeding, or by independent legal counsel in a written opinion.

(f) The obligations of the indemnifying party under this Section 7 shall be in addition to any liability that the indemnifying party may otherwise have.

7.04 Consequential Damages. In no event and under no circumstances will either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

SECTION 8 . TERM AND TERMINATION

This Agreement shall become effective with respect to each Fund as of the date set forth in Schedule A and will continue in force for two years and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the trustees of the Trust or the vote of a majority of the outstanding voting securities of the Trust and (ii) the vote of a majority of those trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan(s), if any, or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty by a vote of the trustees of the Trust; by vote of a majority of the outstanding voting securities of the Trust; or by the Distributor upon not less than sixty (60) days prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act. In the event the Trust gives notice of termination, all reasonable expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider will be borne by the Trust to the extent a reasonably detailed invoice of such expenses is provided to the Trust.

SECTION 9 . MISCELLANEOUS

9.01 Records. The books and records pertaining to the Trust, which are in the possession or under the control of Distributor, will be the property of the Trust. Such books and records will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Trust and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Trust, the Distributor will make available copies of such books and records to the Trust or its authorized persons, at the Trust’s expense.

9.02 Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither Distributor nor any of its officers, directors, employees or representatives is or will be an employee of a Fund in connection with the performance of Distributor’s duties hereunder. Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees. Any obligations of Distributor hereunder may be performed by one or more third parties or affiliates of Distributor.

9.03 Notices. All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to Nuveen Securities, LLC, Attention: General Counsel, 333 W. Wacker Dr., Chicago, IL 60606. Notices to the Trust will be sent to NuShares ETF Trust, 333 W. Wacker Dr., Chicago, IL 60606.

9.04 Orders. The Trust reserves the right to reject any order for the purchase of Creation Units.

9.05 Suspension of Sale of Shares. The Trust shall have the right to suspend the sale of shares at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of shares of any Fund at any time permitted by the 1940 Act or the rules and regulations thereunder.

9.06 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.

9.07 Survival. The provisions of Section 9.12 shall survive the termination of this Agreement.

9.08 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of Illinois, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

9.09 Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

9.10 Force Majeure.

(a) No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

(b) Notwithstanding the above, Distributor shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond Distributor’s control. Distributor shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level Distributor believes consistent with other similarly situated distributors, for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, Distributor shall discuss with the Trust any business continuity/disaster recovery plan of Distributor and/or provide a high-level presentation summarizing such plan.

9.11 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

9.12 Confidential Information.

(a) The Distributor and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Distributor and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party will not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) will not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.

(b) The term “Confidential Information,” as used herein, will mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c) The provisions of this Section 9.12 respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party; (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is

required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any Listing Exchange (provided, however, that the Receiving Party will advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(d) The Receiving Party will advise its employees, agents, contractors, subcontractors and licensees, and will require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 9.12, and will be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party will require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 9.12. The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(f) Notwithstanding anything in this Agreement to the contrary, each party hereto agrees that: (i) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement, and (ii) with respect to such information, each party will comply with Regulation S-P and the Act and will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

(g) Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly will return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor will have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party will remain subject to the provisions of Section 9.12 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.

9.13 Use of Name.

(a) The Trust will not use the name of the Distributor, or any of its affiliates, in any Prospectus, sales literature, and other material relating to the Trust in any manner without the prior consent of the Distributor (which will not be unreasonably withheld or delayed); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Registration Statement of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b) Neither the Distributor nor any of its affiliates will use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior consent of the Trust (which will not be unreasonably withheld or delayed); provided, however, that the Trust and each Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

9.14 Insurance. Each of the parties hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement.

9.15 Non-Liability of Trustees and Shareholders; Limitation of Liability. This Agreement is executed by or on behalf of the Trust with respect to each Fund and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund. Neither the authorization of any action by the trustees of the Trust or the shareholders of a Fund nor the execution of this Agreement on behalf of the Trust or a Fund shall impose any liability upon any trustee or officer of the Trust or any shareholder of a Fund.

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IN WITNESS WHEREOF, the Trust and the Distributor have caused this Agreement to be executed as of the day and year first above written.

NUSHARES ETF TRUST, a Massachusetts business trust		NUVEEN SECURITIES, LLC, a Delaware limited liability company

By:	/s/ Kevin J. McCarthy	By:	/s/ Gifford R. Zimmerman
Title:	Vice President and Secretary	Title:	Managing Director

DISTRIBUTION AGREEMENT

SCHEDULE A

Fund	Effective Date	Initial Period End
NuShares Enhanced Yield U.S. Aggregate Bond ETF	August 2, 2016	August 1, 2018

[SIGNATURE PAGE FOLLOWS]

Dated: August 2, 2016

NUSHARES ETF TRUST, a Massachusetts business trust		NUVEEN SECURITIES, LLC, a Delaware limited liability company

By:	/s/ Kevin J. McCarthy	By:	/s/ Gifford R. Zimmerman
Title:	Vice President and Secretary	Title:	Managing Director

DISTRIBUTION AGREEMENT

SCHEDULE B

List of Services

Marketing

•	Market the Funds and the Shares on an ongoing basis, including all forms of marketing activity, whether digital or terrestrial and whether direct or indirect, including without limitation: public relations, advertising, sponsorship, conferences, events, sales and sales support, digital and social outreach.

Contract Management

•	Coordinate and execute Authorized Participant Agreements, in the form approved by the Trust and BBH, with Authorized Participants.

•	Coordinate and execute operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.).

•	Coordinate and execute on behalf of the Trust shareholder service and similar agreements to the extent permitted by applicable law.

Approval of Creation and Redemption of Orders

•	Approve or disapprove creation and redemption orders received by BBH from Authorized Participants pursuant to procedures established by the Trust, the Distributor and BBH.

Sales Literature

•	Prepare or review, provide advice with respect to, and file with the federal and state agencies, FINRA or other organizations as required by federal, state, or other applicable laws and regulations or the rules of any applicable self-regulatory organization, all sales literature (advertisements, brochures and shareholder communications) for each Fund.

FINRA Review

•	Respond to FINRA comments on marketing materials.

B-1